Exhibit 99.1

KROGER REPORTS RECORD EARNINGS PER SHARE

FOR FIRST QUARTER 2008

Identical Supermarket Sales Increased 5.8% without Fuel

CINCINNATI, Ohio, June 24, 2008 – The Kroger Co. (NYSE: KR) today reported total sales increased 11.5% to $23.1 billion for the first quarter ended May 24, 2008.  Identical supermarket sales increased 9.2% with fuel and 5.8% without fuel.

Net earnings in the first quarter totaled $386.0 million, or $0.58 per diluted share.  Net earnings in the same period last year were $336.6 million, or $0.47 per diluted share.  The 2007 results include charges related to labor unrest at one of the Company’s distribution centers, which reduced earnings by approximately $0.02 per diluted share.

“Our strategy positions us well to deliver consistent results and make investments for our future.  Kroger continues to help customers stretch their budgets in a number of ways, including lower prices and our expanded generic drug and gas discount programs,” said David B. Dillon, Kroger chairman and chief executive officer.  “Through these kinds of price reductions, our customers are saving $1 billion annually.”

FIFO Gross Margin

Including Kroger’s retail fuel operations, FIFO gross margin (Table 1) was 22.92% of sales, a decline of 78 basis points compared to the first quarter last year.  Excluding retail fuel operations and the expense related to labor unrest in the prior year, FIFO gross margin declined 5 basis points.  Improvement in shrink expense helped fund continued investment in good prices for customers.

LIFO

The Company recorded a $40.0 million LIFO charge during the quarter, an increase of $19.7 million over the prior year.  Excluding retail fuel sales, the LIFO charge increased 9 basis points as a rate of sales compared to the prior year.

Operating, General & Administrative (OG&A) Costs

Including Kroger’s retail fuel operations, OG&A costs were 16.67% of sales, a decline of 74 basis points compared to the first quarter last year.  Excluding retail fuel operations, OG&A declined 17 basis points, driven primarily by lower health care expenses and productivity improvements.

Operating Margin

Including Kroger’s retail fuel operations, operating margin was 3.31% of sales, a decrease of 2 basis points compared to the first quarter last year.  Excluding retail fuel operations and the expense associated with labor unrest in the prior year, the Company’s operating margin expanded 2 basis points.

Capital Investment

Capital investment, excluding acquisitions, totaled $636.7 million, compared with $555.8 million in the prior year.  First quarter 2008 capital projects included 17 new, expanded, or relocated stores and 36 remodels.  The Company is on track to open, expand or relocate 70 to 80 stores and complete between 175 and 200 store remodels during fiscal 2008.

Free Cash Flow

The Company remains committed to its solid investment grade rating and will manage the use of free cash flow to maintain a leverage ratio that supports its credit rating.  On a rolling four-quarters basis, Kroger’s net total debt (Table 5) to EBITDA ratio was 1.95, compared with 1.85 during the same period last year and 2.03 for the fourth quarter of fiscal 2007.  Total debt was $7.8 billion, an increase of $1.2 billion from a year ago.

Kroger repurchased 15.0 million shares of stock at an average price of $25.46 per share for a total investment of $381.2 million.  At the end of the first quarter, approximately $643.6 million remained under the $1 billion stock repurchase program announced in January 2008.

Fiscal Year 2008 Guidance

“We are off to a strong start in fiscal 2008, “ Mr. Dillon said. “Kroger’s performance during the quarter demonstrates the resiliency of our Customer 1st strategy.  Our associates are connecting well with customers as our strategy continues to drive industry-leading identical sales growth and create shareholder value.”

Based on the strength of its first quarter results, the Company raised its identical sales and earnings guidance for fiscal 2008.  Kroger now expects identical sales growth of 4.0% to 5.5%, excluding fuel, for fiscal 2008.  Previous guidance was 3.0% to 5.0%.

For earnings, Kroger now anticipates earnings of $1.85 to $1.90 per diluted share.  The Company’s original guidance was $1.83 to $1.90 per diluted share.

The updated earnings guidance reflects 9% to 12% growth over fiscal 2007 earnings of $1.69 per diluted share.  Shareholder return is further enhanced by Kroger’s dividend yield of more than 1%.

“The underlying strength of Kroger’s long-term business model is illustrated by our solid first quarter results and updated guidance.  We continue to balance investments in our customers’ overall shopping experience with current economic conditions, including inflationary costs,” said Mr. Dillon.

Kroger, one of the nation’s largest retail grocery chains, is honored to celebrate its 125th anniversary in 2008.  The Company’s more than 320,000 associates serve customers in 2,474 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, Fry’s, King Soopers, Smith’s, Dillons, QFC and City Market.  Kroger associates also serve customers in 778 convenience stores, 392 fine jewelry stores and 723 supermarket fuel centers the Company operates.  The Company also operates 41 food processing plants in the U.S.  Headquartered in Cincinnati, Ohio, Kroger focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local schools and grassroots organizations in the communities it serves.  For more information about the Company, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company.  These statements are based on management’s assumptions and beliefs in light of the information currently available to it.  Such statements are indicated by the words “anticipates,” “on track,” “projected,” “remains committed,” and “expects.”  Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and earnings per share growth. These same factors could affect the extent to which we are successful in generating free cash flow to maintain a leverage ratio that supports a solid investment grade rating.  Earnings per share and earnings per share growth also will be affected by the number of shares outstanding, our success in reducing the number of shares outstanding, and volatility in the Company’s fuel margins.  Our capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs exceed those budgeted; or our logistics and technology or store projects are not completed on budget or in the time frame expected.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.  We assume no obligation to update the information contained herein.  Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on June 24, 2008 at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through July 4, 2008.

# # #

Kroger Contacts:

Media:	Meghan Glynn (513) 762-1304
Investors:	Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2008		2007

SALES	$23,107.3	100.00%	$20,725.6	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	17,851.6	77.26	15,833.9	76.40
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,851.3	16.67	3,608.6	17.41
RENT	206.9	0.90	189.1	0.91
DEPRECIATION	432.4	1.87	403.7	1.95

OPERATING PROFIT	765.1	3.31	690.3	3.33

INTEREST	152.3	0.66	146.4	0.71

EARNINGS BEFORE TAX EXPENSE	612.8	2.65	543.9	2.62

TAX EXPENSE	226.8	0.98	207.3	1.00

NET EARNINGS	$386.0	1.67%	$336.6	1.62%

NET EARNINGS PER BASIC COMMON SHARE	$0.59		$0.48

SHARES USED IN BASIC CALCULATION	657.2		705.9

NET EARNINGS PER DILUTED COMMON SHARE	$0.58		$0.47

SHARES USED IN DILUTED CALCULATION	664.3		715.0

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $40.0 and $20.3 were recorded in the first quarter of 2008 and 2007, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 24,	May 26,
	2008	2007

ASSETS
Current Assets
Cash	$226.8	$150.2
Cash - Temporary investments (a)	80.4	38.3
Store deposits in-transit	661.2	571.4
Receivables	780.5	719.2
Inventories	4,869.9	4,695.7
Prepaid and other current assets	331.1	271.8

Total current assets	6,949.9	6,446.6

Property, plant and equipment, net	12,697.5	11,906.6
Goodwill, net	2,246.1	2,120.3
Other assets	536.1	522.0

Total Assets	$22,429.6	$20,995.5

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$526.9	$1,413.9
Accounts payable	4,295.9	3,863.7
Accrued salaries and wages	758.6	718.0
Deferred income taxes	238.6	170.4
Other current liabilities	2,020.4	1,836.0

Total current liabilities	7,840.4	8,002.0

Long-term debt including capital leases and lease- financing obligations
Long-term debt, at face value, including capital leases and lease-financing obligations	7,236.9	5,160.1
Adjustment to reflect fair value interest rate hedges	38.1	16.7
Long-term debt including capital leases and lease-financing obligations	7,275.0	5,176.8

Deferred income taxes	427.8	294.9
Other long-term liabilities	1,815.1	2,262.2

Total Liabilities	17,358.3	15,735.9

Minority interests	97.2	—

Shareowners’ equity	4,974.1	5,259.6

Total Liabilities and Shareowners’ Equity	$22,429.6	$20,995.5

Total common shares outstanding at end of period	652.1	707.5
Total diluted shares year-to-date	664.3	715.0

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a) Cash - Temporary investments represent Euros held to settle Euro - denominated contracts, and escrow deposits.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$386.0	$336.6
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	432.4	403.7
LIFO charge	40.0	20.3
Stock-based employee compensation	24.5	22.3
Expense for Company-sponsored pension plans	9.3	18.9
Deferred income taxes	58.6	(12.2)
Other	9.9	7.9
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	14.5	42.6
Receivables	6.0	50.4
Inventories	(51.5)	(109.0)
Prepaid expenses	224.2	286.1
Accounts payable	273.2	89.7
Accrued expenses	(117.6)	(161.9)
Income taxes receivable (payable)	16.6	158.3
Contribution to Company-sponsored pension plan	(0.2)	(50.1)
Other long-term liabilities	16.0	5.4

Net cash provided by operating activities	1,341.9	1,109.0

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for capital expenditures	(576.9)	(607.6)
Payments for acquisitions	(79.5)	—
Proceeds from sale of assets	22.8	13.7
Other	0.6	(6.6)

Net cash used by investing activities	(633.0)	(600.5)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lease-financing transactions	—	3.2
Proceeds from issuance of long-term debt	775.0	—
Payments for long-term debt	(974.5)	(213.8)
Payments on bank revolver	(126.5)	(241.9)
Dividends paid	(49.9)	(46.0)
Excess tax benefits on stock-based awards	4.0	27.5
Proceeds from issuance of common stock	80.2	123.3
Treasury stock purchases	(381.2)	(132.1)
Decrease in book overdrafts	(28.2)	(29.5)
Other	(7.2)	—

Net cash used by financing activities	(708.3)	(509.3)

NET INCREASE (DECREASE IN) CASH	0.6	(0.8)

CASH FROM CONSOLIDATED VIE	65.0	—

CASH AT BEGINNING OF YEAR	241.6	189.3
CASH AT END OF QUARTER	$307.2	$188.5

Reconciliation of capital expenditures
Payments for capital expenditures	$(576.9)	$(607.6)
Changes in construction-in-progress payables	(59.8)	51.8
Total capital expenditures	$(636.7)	$(555.8)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$147.7	$139.4
Cash paid during the year for income taxes	$139.3	$19.5

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2008	2007

INCLUDING FUEL CENTERS	$20,261.5	$18,553.9
EXCLUDING FUEL CENTERS	$18,033.3	$17,045.2

INCLUDING FUEL CENTERS	9.2%	6.0%
EXCLUDING FUEL CENTERS	5.8%	5.2%

COMPARABLE SUPERMARKET SALES (b)

	FIRST QUARTER
	2008	2007

INCLUDING FUEL CENTERS	$21,014.5	$19,195.6
EXCLUDING FUEL CENTERS	$18,668.1	$17,626.6

INCLUDING FUEL CENTERS	9.5%	6.4%
EXCLUDING FUEL CENTERS	5.9%	5.4%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

OTHER INFORMATION

Note: Fuel sales have a very low FIFO gross margin rate, OG&A rate, and operating margin rate, as compared to corresponding rates on non-fuel sales.  As a result, the Company discloses such rates excluding the effect of retail fuel operations.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the first quarter of 2008 to the balances in the first quarter of 2007 and the fourth quarter of 1999.

	May 24,	May 26,		January 29,
	2008	2007	Change	2000	Change

Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$526.9	$1,413.9	$(887.0)	$591.5	$(64.6)
Long-term debt, at face value, including capital leases and lease-financing obligations	7,236.9	5,160.1	2,076.8	8,422.5	(1,185.6)
Adjustment to reflect fair value interest rate hedges	38.1	16.7	21.4	—	38.1

Total debt	$7,801.9	$6,590.7	$1,211.2	$9,014.0	$(1,212.1)

Temporary cash investments	(80.4)	(38.3)	(42.1)	—	(80.4)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	(62.7)	(18.6)	(44.1)	(200.0)	137.3

Net total debt	$7,658.8	$6,533.8	$1,125.0	$8,745.2	$(1,086.4)